As filed with the Securities and Exchange Commission on May 23, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

TENET HEALTHCARE CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	95-2557091
(State of Incorporation)	(IRS Employer Identification No.)

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

(469) 893-2200

(Address and telephone number of Registrant’s principal executive offices)

TENET HEALTHCARE 2008 STOCK INCENTIVE PLAN,

AS AMENDED AND RESTATED

(Full title of the plan)

Paul A. Castanon

Vice President, Deputy General Counsel
and Corporate Secretary

Tenet Healthcare Corporation

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

(469) 893-2200

 (Name, address and telephone number of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company (as defined in Rule 12b-2 under the Securities Exchange Act of 1934).

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.05 per share	479,494 Shares	$45.82	$21,970,415	$2,829.79

(1)   Pursuant to Rule 416, there also are registered hereunder such additional indeterminate number of shares as may be issued as a result of the adjustment provisions of the Registrant’s 2008 Stock Incentive Plan, as amended and restated.

(2)   Pursuant to Rule 457(h), these prices are estimated solely for the purpose of calculating the registration fee and are based on the average of the high and low sales prices of the Registrant’s Common Stock on the New York Stock Exchange on May 20, 2014.

EXPLANATORY NOTE

By this registration statement, Tenet Healthcare Corporation (the “Company” or the “Registrant”) is registering an additional 479,494 shares of its common stock, $0.05 par value, issuable under the 2008 Stock Incentive Plan, as amended and restated (the “Plan”).(1)  The Registrant has previously filed registration statements relating to 8,750,000 shares of its common stock issuable under the Plan (SEC File No. 333-151887, filed on June 24, 2008), an additional 5,325,000 shares of its common stock issuable under the Plan (SEC File No. 333-166768, filed on May 12, 2010) and an additional 4,514,403 shares of its common stock issuable under the Plan (SEC File No. 333-191614, filed on October 7, 2013).  The contents of those prior registration statements are incorporated by reference into this registration statement pursuant to General Instruction E of Form S-8.  The numbers of shares throughout this Registration Statement have been adjusted for our one-for-four reverse stock split effective October 11, 2012.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.         Interests of Named Experts and Counsel.

Audrey T. Andrews, Senior Vice President and General Counsel of the Company, has delivered an opinion to the effect that the shares of common stock covered by this Registration Statement will be legally issued, fully paid and non-assessable.

As of May 23, 2014, Ms. Andrews had outstanding options to purchase 2,208 shares of our common stock and 38,032 restricted units, payable at vesting in shares of our common stock, pursuant to the Plan and our 2001 Stock Incentive Plan.  Ms. Andrews is eligible to participate in the Plan.

Item 8.         Exhibits.

A list of the exhibits included as part of this Registration Statement is set forth on the Exhibit Index and is hereby incorporated by reference thereto.

(1)  On May 8, 2014, (1) the Company’s shareholders approved an amendment to the Plan which increased the number of shares available for issuance by 4,200,000 shares (the “Additional Shares”) and (2) the Company relinquished its right to issue 3,720,506 shares that were added to the Plan in connection with the Company’s acquisition of Vanguard Health Systems, Inc. on October 1, 2013 (the “Vanguard Shares”).  The number of shares registered herein (479,494) was determined by subtracting the number of Vanguard Shares from the number of Additional Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on May 23, 2014.

TENET HEALTHCARE CORPORATION
(Registrant)

By:	/s/ R. Scott Ramsey
R. Scott Ramsey
Vice President and Controller
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities with Tenet Healthcare Corporation and on the dates indicated.

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Trevor Fetter, Daniel J. Cancelmi and Tyler C. Murphy, acting alone, as his or her true and lawful attorneys-in-fact and agents, with full power of resubstitution and substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Date: May 23, 2014	By:	/s/ Trevor Fetter
Trevor Fetter President, Chief Executive Officer and Director (Principal Executive Officer)

Date: May 23, 2014	By:	/s/ Daniel J. Cancelmi
Daniel J. Cancelmi Chief Financial Officer (Principal Financial Officer)

Date: May 23, 2014	By:	/s/ R. Scott Ramsey
R. Scott Ramsey Vice President and Controller (Principal Accounting Officer)

Date: May 23, 2014	By:	/s/ John Ellis Bush
John Ellis Bush Director

Date: May 23, 2014	By:	/s/ Brenda J. Gaines
Brenda J. Gaines Director

Date: May 23, 2014	By:	/s/ Karen M. Garrison
Karen M. Garrison Director

Date: May 23, 2014	By:	/s/ Edward A. Kangas
Edward A. Kangas Director

Date: May 23, 2014	By:	/s/ J. Robert Kerrey
J. Robert Kerrey Director

Date: May 23, 2014	By:	/s/ Richard R. Pettingill
Richard R. Pettingill Director

Date: May 23, 2014	By:	/s/ Ronald A. Rittenmeyer
Ronald A. Rittenmeyer Director

Date:	By:
James A. Unruh Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Fifth Amended and Restated Tenet Healthcare 2008 Stock Incentive Plan

5.1	Opinion of Audrey T. Andrews

23.1	Consent of Audrey T. Andrews (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included on the signature page hereto)